Exhibit 10.16

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made effective as of August 4, 2005 between Entropic Communications, Inc. (“Entropic”) and Andre Chartrand (“Employee”), subject to the approval of the Entropic Board of Directors.

RECITALS

A.	Employee is presently employed as the Vice President for Entropic.

B.	Employee and Entropic desire to memorialize in writing their understanding regarding severance payments and vesting of options in the event of a Change of Control.

C.	Employee and Entropic acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Employee and Entropic and all other subsidiaries or affiliates of Entropic with respect to the matters discussed herein.

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Effect of Certain Terminations after Change in Control.

1.1 Severance Package. If within one (1) year after a Change of Control (as that term is defined below) Employee’s employment is terminated without “Cause,” or Employee resigns for “Good Reason,” then Entropic will provide Employee with the following “Severance Package,” provided Employee complies with the conditions set forth in section 1.2 below: (i) Employee will receive a severance payment equal to six (6) months of Employee’s base salary, payable in accordance with Entropic’s normal payroll practices; (ii) six (6) months of COBRA coverage paid by the Company; and (iii) accelerated vesting of fifty percent (50%) options granted to Employee under Entropic’s stock option plans that, as of the date of such termination without Cause or voluntary resignation for Good Reason, remain unexercised and unvested, to the extent permissible by law. The acceleration of vesting provision set forth in this section 1.1 is notwithstanding and in addition to any existing vesting provisions set forth in Entropic’s stock option plans.

1.2 Conditions to Receive Severance Package. The Severance Package described above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of any confidentiality or proprietary rights agreement signed by Employee; and (b) Employee executes a full general release, in a form acceptable to Entropic, releasing all claims, known or unknown, that Employee may have against Entropic, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with Entropic.

1.3 280G. Notwithstanding section 1.1 above, if it is determined that the amounts payable to Employee under this Agreement, when considered together with any other amounts payable to Employee as a result of a Change in Control, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, Entropic shall reduce the amount payable to Employee under this section 1 .I (to the least extent possible) to an amount that will not subject Employee to the imposition of tax under Section 4999 of the Internal Revenue Code.

1.4 Change in Control. A “Change in Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.

1.5 Termination for “Cause.” For purposes of this Agreement, a termination for “Cause” occurs if Employee is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any Entropic documents or records; (ii) improper use or disclosure of Entropic’s confidential or proprietary information; (iii) any action by Employee which has a detrimental effect on Entropic’s reputation or business; (iv) Employee’s failure or inability to perform any reasonable assigned duties after written notice from Entropic of, and a reasonable opportunity to cure, such failure or inability; (v) Employee’s material breach of Employee’s offer letter agreement with Entropic, which breach is not cured pursuant to the terms of such agreement; Or (vi) Employee’s conviction (including a plea of guilty or no contest) of any criminal act which impairs her ability to perform her duties as an employee of Entropic. Notwithstanding the foregoing clause (iii), Employee may not be terminated for Cause as result of his failure or inability to perform assigned duties which are substantially inconsistent with his duties and responsibilities in effect during the year preceding the Change in Control (or such shorter period of time as Employee was employed by Entropic).

1.6 Voluntary Resignation for “Good Reason.” After a Change in Control, Employee may terminate Employee’s employment with Entropic for “Good Reason” by serving notice of resignation to Entropic with a description of the circumstances giving rise to the Good Reason. For purposes of this Agreement, “Good Reason” means: (a) the assignment to Employee of any duties, or any limitation of Employee’s responsibilities, substantially inconsistent with his positions, duties, responsibilities and status with Entropic immediately prior to the date of the Change of Control, (b) the relocation of the principal place of Employee’s service with Entropic to a location that is more than fifty (50) miles from Employee’s principal place of service with Entropic immediately prior to the date of the Change of Control, (c) any material reduction by Entropic of Employee’s base salary in effect immediately prior to the date of the Change of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of Entropic with responsibilities, . organizational level and title comparable to Employee) or (iv) any failure by Entropic to continue to provide Employee with the opportunity to participate in any benefit or compensation plans and programs in which Employee was participating immediately prior to the date of the Change of Control, or their equivalent.

1.7 Payment Upon Death or Disability. Neither death nor disability shall affect Entropic’s obligations hereunder, provided however that neither death nor ,disability shall be deemed to be Cause for Good Reason under this agreement.

2. At-Will Employment. Employee acknowledges that Employee continues as an at-will employee and agrees that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Employee’s at-will employment relationship with Entropic.

3. No Other Severance Benefits. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or Entropic severance plan or practice.

4. General Provisions.

4.1 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

4.2 Successors and Assigns. The rights and obligations of Entropic under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Entropic. Employee shall not be entitled to assign any of his rights or obligations under this Agreement, other than to his estate as provided in section 1.7.

4.3 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of America and the State of California. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement.

4.4 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EMPLOYEE		ENTROPIC COMMUNICATIONS, INC.

/s/ Andre Chartrand		By:	/s/ Lynda Woodley
Name:	Andre Chartrand	Title:	Manager Human Resources and Recruitment
Address:	91 Hatterton Road Newtown, CT	Address:	9276 Scranton Road, Ste. 200 San Diego, CA 92121

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